NEWS RELEASE
Contact: Troy D. Cook
Executive Vice President &
Chief Financial Officer
913-327-3109

NPC International, Inc. Reports Second Fiscal Quarter 2008 Earnings

OVERLAND PARK, KANSAS, (AUGUST 8, 2008) - NPC International, Inc. (the “Company”), today reported results for its second fiscal quarter and year-to-date period ended June 24, 2008.

SECOND QUARTER HIGHLIGHTS:

•	Comparable Store Sales grew +7.1% rolling over an increase of +3.5% last year
•	Net income of $2.0MM was $0.6MM or 45% greater than the $1.4MM recorded last year
•	Non-GAAP Adjusted EBITDA (reconciliation attached) of $22.5MM was below the prior year by $0.4MM or 1.7%
•	Debt was $410.8MM; a decrease of $19.7MM from fiscal year end 2007

YEAR-TO-DATE HIGHLIGHTS:

•	Comparable Store Sales increased +3.7% rolling over growth of 2.0% from last year
•	Net income of $6.2MM was $2.4MM or 64% greater than the $3.8MM recorded last year
•	Non-GAAP Adjusted EBITDA (reconciliation attached) of $47.4MM was below the prior year by $0.6MM or 1.3%

The Company’s quarterly financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations are set forth in the Company’s Form 10-Q for the quarter ended June 24, 2008 filed with the SEC which can be accessed at www.sec.gov.

NPC’s President and CEO Jim Schwartz said, “We are extremely pleased to deliver comparable store sales growth of 7.1% for the quarter, the highest reported comparable store sales growth of any of our national competitors. This result is especially impressive given that we are lapping strong comparable store sales growth of 3.5% last year and competing in an incredibly challenging consumer landscape. This quarter marks our eighth consecutive quarter of comparable store sales growth and an unparalleled thirty-eight out of the last forty quarters. The Pizza Hut system’s increased national advertising presence combined with the new multi-layer marketing strategy and the introduction of Tuscani Pasta, our newest innovative layer, made for tremendous sales momentum this quarter, as demonstrated by our impressive comparable store sales growth.

NPC International, Inc.

7300 W. 129th Street, Overland Park, KS 66213

We anticipated that this quarter might be our most difficult comparison of the year due to the extreme year over year commodity pressure combined with strong prior year sales growth. In the face of these significant challenges we were able to maintain EBITDA to within 1.7% of last year’s amount due to strong top line sales growth and excellent labor and cost control by our restaurant teams.

We believe that the balance of fiscal 2008 will remain challenging in this segment as the consumer is expected to continue to experience unprecedented pressure on disposable income. In addition, margins will remain a challenge for all restaurant operators due to continued significant commodity inflation and the recent federal minimum wage increase. However, I believe that the Pizza Hut brand has demonstrated significant momentum as we move into the back half of fiscal 2008 and that our current marketing strategy and approach will position us to successfully navigate these challenges.”

Second quarter net income was $2.0 million compared to net income of $1.4 million for the second fiscal quarter of 2007. Net income for the quarter was $0.6 million or 45.0% higher than the prior year primarily due to increased sales, and lower interest expense and depreciation and amortization expense which more than offset increases in general and administrative expenses and income taxes and significantly higher commodity costs.

On a year to date basis net income was $6.2 million compared to net income of $3.8 million for the prior year to date. Net income was $2.4 million or 64% higher than the prior year due to increased sales and lower interest expense and depreciation and amortization expense which more than offset increases in general and administrative expenses and income taxes and significantly higher commodity costs.

Net product sales for the second quarter were $183.7 million, for an increase of $16.2 million or 9.7% compared to the same period of the prior year, due to a 7.1% increase in comparable store sales and an increase of 2.6% in equivalent units resulting mostly from the acquisition of 17 stores on September 26, 2007.

Net product sales for the year-to-date period were $366.7 million, for an increase of $30.9 million or 9.2% compared to the same period of the prior year, due to a 5.2% increase in equivalent units resulting mostly from the acquisition of 59 stores on March 13, 2007 and 17 stores on September 26, 2007 and a 3.7% increase in comparable store sales.

Non-GAAP Adjusted EBITDA (reconciliation attached) for the second fiscal quarter was $22.5 million which was $0.4 million or 1.7% less than last year. On a year to date basis Non-GAAP Adjusted EBITDA was $47.4 million which was $0.6 million or 1.3% less than last year. Increases in net product sales and comparable store sales growth provided the leverage necessary to largely offset the negative impact of significant commodity pressure, primarily in the form of increased cheese, wheat and packaging costs for the second quarter and year to date period.

NPC International, Inc.

7300 W. 129th Street, Overland Park, KS 66213

CONFERENCE CALL INFORMATION:

The Company’s Second Quarter Earnings conference call will be held August 11, 2008 at 9:00 am CDT. You can access this call by dialing 866-770-7129. The international number is 617-213-8067. The access code for the call is 24915556.

Go to www.npcinternational.com and click on the Thomson Financial logo in the investor information section or go to www.earnings.com.

For those unable to participate live, a replay of the call will be available until August 18, 2008 by dialing 888-286-8010 (toll free in the U.S.) or by dialing international at 617-801-6888. The access code for the replay is 48531110.

A replay of the call is also available at the Company’s website at www.npcinternational.com.

NPC International, Inc. is the world’s largest Pizza Hut franchisee and currently operates 887 Pizza Hut restaurants and delivery units in 24 states.

For more complete information regarding the Company’s financial position and results of operations, investors are encouraged to review the Company’s annual financial statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations, incorporated into the Company’s Form 10-Q which can be accessed at www.sec.gov.

NPC International, Inc.

7300 W. 129th Street, Overland Park, KS 66213

NPC INTERNATIONAL, INC.

Consolidated Statements of Income

(Dollars in thousands)

(Unaudited)

	13 Weeks ended June 24, 2008	% Net product sales	13 Weeks ended June 26, 2007	% Net product sales
Net product sales	$183,675	100.0%	$167,452	100.0%
Fees and other income	5,299	2.9%	4,498	2.7%
Total net sales	188,974	102.9%	171,950	102.7%

Cost of sales (exclusive of depreciation and amortization)	53,187	29.0%	44,454	26.5%
Direct labor	51,539	28.1%	47,453	28.3%
Other restaurant operating expenses	58,448	31.8%	56,014	33.5%
General and administrative expenses	10,556	5.7%	9,341	5.6%
Corporate depreciation and amortization of intangibles	3,403	1.8%	3,025	1.8%
Net facility impairment charges	192	0.1%	265	0.2%
Net loss (gain) on disposition of assets	4	0.0%	(149)	-0.1%
Total costs and expenses	177,329	96.5%	160,403	95.8%
Operating income	11,645	6.4%	11,547	6.9%

Other income (expense):
Interest expense	(8,220)	-4.5%	(9,691)	-5.8%
Miscellaneous	(19)	0.0%	11	0.0%
Total other expense	(8,239)	-4.5%	(9,680)	-5.8%
Income before income taxes	3,406	1.9%	1,867	1.1%

Provision for income taxes	1,434	0.8%	505	0.3%
Net income	$1,972	1.1%	$1,362	0.8%

Capital Expenditures	$9,815		$6,806
Cash Rent Expense	$9,743		$9,182

NPC INTERNATIONAL, INC.

Consolidated Statements of Income

(Dollars in thousands)

(Unaudited)

	26 Weeks ended June 24, 2008	% Net product sales	26 Weeks ended June 26, 2007	% Net product sales
Net product sales	$366,729	100.0%	$335,877	100.0%
Fees and other income	10,995	3.0%	9,161	2.7%
Total net sales	377,724	103.0%	345,038	102.7%

Cost of sales (exclusive of depreciation and amortization)	104,554	28.5%	89,432	26.6%
Direct labor	103,495	28.2%	95,315	28.4%
Other restaurant operating expenses	116,257	31.7%	110,505	32.9%
General and administrative expenses	20,624	5.6%	19,086	5.7%
Corporate depreciation and amortization of intangibles	6,730	1.8%	6,247	1.9%
Net facility impairment charges	297	0.1%	348	0.1%
Net loss (gain) on disposition of assets	9	0.0%	(490)	-0.1%
Total costs and expenses	351,966	95.9%	320,443	95.4%
Operating income	25,758	7.1%	24,595	7.3%

Other income (expense):
Interest expense	(16,794)	-4.6%	(19,066)	-5.7%
Miscellaneous	(13)	0.0%	15	0.0%
Total other expense	(16,807)	-4.6%	(19,051)	-5.7%
Income before income taxes	8,951	2.5%	5,544	1.7%

Provision for income taxes	2,775	0.8%	1,772	0.5%
Net income	$6,176	1.7%	$3,772	1.1%

Capital Expenditures	$19,562		$13,548
Cash Rent Expense	$19,407		$17,869

NPC INTERNATIONAL, INC.

Reconciliation of Net Income to Non-GAAP Adjusted EBITDA(1)

(in thousands)

(Unaudited)

	Thirteen Weeks Ending		Twenty-Six Weeks Ending
	June 24, 2008	June 26, 2007	June 24, 2008	June 26, 2007

Net income	$1,972	$1,362	$6,176	$3,772
Adjustments:
Interest expense	8,220	9,691	16,794	19,066
Income taxes	1,434	505	2,775	1,772
Depreciation and amortization	10,201	10,692	20,324	22,460
Net facility impairment charges	192	265	297	348
Pre-opening expenses and other	525	411	1,050	621
Non-GAAP Adjusted EBITDA	$22,544	$22,926	$47,416	$48,039

(1) The Company defines Non-GAAP Adjusted EBITDA as consolidated net income plus interest, income taxes, depreciation and amortization, facility impairment charges and pre-opening expenses. Non-GAAP Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. Non-GAAP Adjusted EBITDA has limitations as an analytical tool, and should not be considered in isolation from, or as a substitute for analysis of, the Company’s financial information reported under generally accepted accounting principles. Non-GAAP Adjusted EBITDA does not reflect cash outlays for capital expenditures or future contractual commitments; changes in, or cash requirements for, working capital; interest expense, or the cash requirements necessary to service interest or principal payments on indebtedness; or income tax expense or the cash necessary to pay income taxes. Because of these limitations, Non-GAAP Adjusted EBITDA should not be considered as a measure of discretionary cash available to invest in business growth or reduce indebtedness. Non-GAAP Adjusted EBITDA as defined above may not be similar to EBITDA measures of other companies. The Company has included Non-GAAP Adjusted EBITDA as a supplemental disclosure because management believes that Non-GAAP Adjusted EBITDA provides investors a helpful measure for comparing the Company’s operating performance with the performance of other companies that have different financing and capital structures or tax rates. Management also uses Non-GAAP Adjusted EBITDA as one measure of operating performance, to assess compliance with financial ratios and covenants included in credit facilities and to evaluate potential acquisitions and dispositions. Set forth above is a reconciliation of net income to Non-GAAP Adjusted EBITDA.